EXHIBIT 10.1
PRODUCT COMMERCIALIZATION AGREEMENT
     This Product Commercialization Agreement (this “Agreement”) is entered into by and between Mylan Pharmaceuticals Inc. (“Mylan”), a West Virginia corporation having its corporate offices at 781 Chestnut Ridge, Morgantown, West Virginia, 26505 and Dow Pharmaceutical Sciences, Inc. (“DPSI”), a Delaware corporation having its corporate offices at 1330 Redwood Way, Petaluma, California, 94954-1169.
     WHEREAS, DPSI has developed the Product and has filed an ANDA with the FDA to obtain approval for the manufacture, distribution and sale of the Product in the Territory; and
     WHEREAS, DPSI wishes to appoint Mylan as its distributor of the Product in the Territory during the Term of this Agreement, all upon the terms and subject to the conditions set forth in this Agreement.
     NOW THEREFORE, intending to be legally bound and in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Mylan and DPSI agree as follows:
ARTICLE 1 DEFINITIONS
     1.1 “Adverse Drug Experience” shall mean an adverse event associated with the use of the Product in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action. The above definition of “Adverse Drug Experience” is defined by 21 C.F.R. § 314.80(a) and will be deemed to be changed to reflect any changes to that section of the U.S. Code of Federal Regulations.
     1.2 “Affiliate” shall mean any corporation, association, partnership, company, organization, joint venture, or other entity which directly or indirectly controls, is controlled by, or is under common control with Mylan or DPSI as the case may be. For purposes of this definition, control means the ability, directly or indirectly, through ownership of securities or other equity interests, by agreement, or by any other lawful method, to direct more than fifty percent (50%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management and policy decisions of any entity.
     1.3 “Agreement” shall mean this Product Commercialization Agreement.
     1.4 “ANDA” shall mean an Abbreviated New Drug Application within the meaning of Section 505(j) of the U.S. Food, Drug and Cosmetic Act.

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     1.5 “Commercially Reasonable Efforts” shall mean that degree of effort, expertise and resources which a person of ordinary skill, ability and experience in the matters addressed in this Agreement would utilize and otherwise apply with respect to fulfilling the obligations assumed under this Agreement.
     1.6 “Cost of Goods” shall mean DPSI’s and Mylan’s (once Mylan, or a Mylan Affiliate, begins manufacturing the Product in accordance with this Agreement) direct costs (including out-of-pocket costs and directly allocable internal manufacturing overheads) of manufacture, testing, validation and shipping of the Product to Mylan’s facilities, including DPSI’s and Mylan’s acquisition and shipping costs of API. Also, Cost of Goods shall include all labeling and packaging of components by Mylan. [**] When, and if applicable, the Cost of Goods shall be calculated and accrued in accordance with U.S. Generally Accepted Accounting Principles. Cost of Goods shall not include any allocation for idle plant or corporate overheads.
     1.7 “Commencement of Commercial Sales” shall mean the first arms — length commercial sale of the Product by Mylan, its Affiliates, agents, or distributors to a Third Party.
     1.8 [**]
     1.9 “[**] Patents” shall mean U.S. patents [**] or [**] and/or any continuation, continuation-in-part, division or re-issue of either of them.
     1.10 [**]
     1.11 “DPSI” shall mean Dow Pharmaceutical Sciences, Inc.
     1.12 “Effective Date” shall mean February 21, 2008.
     1.13 “FDA” shall mean the United States Food and Drug Administration.
     1.14 “Force Majeure” shall mean any circumstances reasonably beyond a Party’s control including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, failure of supply of Product to Mylan, failure to secure a supply agreement as required by Section 5.1, material shortages, labor disturbances, strikes, a national emergency or appropriations of property and which occurrence prevents a Party from performing its obligations under this Agreement.
     1.15 “Indemnified Party” shall have the meaning ascribed to it in Section 10.4.
     1.16 “Indemnifying Party” shall have the meaning ascribed to it in Section 10.4.
     1.17 “JDC” shall mean the Joint Development Committee described in Section 2.2.
     1.18 “Law” shall mean any rule, regulation, statute, ordinance or other rule of law relevant to the manufacture, distribution and/or sale of any or all of the Product, or to any other matters covered by this Agreement.

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     1.19 “Legal Expenses” shall mean the costs incurred by either Mylan or DPSI, or both of them, in connection with the defense of any claims asserted by a Third Party alleging infringement of such Third Party’s intellectual property rights during the Term of this Agreement, including but not limited to counsel fees, court costs, expert witness fees, translation expenses and other necessary litigation expenses.
     1.20 “Losses” shall mean liabilities, damages, costs or expenses, including reasonable attorneys’ fees, incurred by either Party which arises from any claim, lawsuit or other action by a Third Party.
     1.21 “Mylan” shall mean Mylan Pharmaceuticals Inc.
     1.22 “Net Profits” shall mean, for any period of determination, an amount equal to Net Sales during that period less the Cost of Goods of the Product.
     1.23 “Net Sales” shall mean, for any period of calculation, the aggregate gross amount invoiced by Mylan to its customers during that period for commercial sales of the Product, less:
          (a) Discounts, rebates, chargebacks, adjustments (including retroactive or shelf stock adjustments), cash incentive payments or any other discounts as may be accrued or actually paid, credited or given by Mylan to customers in connection with the sale of Product;
          (b) Excise, sales and other taxes imposed upon the sale of Product (but not taxes imposed on the income generated from such sales);
          (c) Amounts repaid or credited by reason of rejection or returns (including by reason of customer disputed quantities, shortages, damaged Product, or unsold or expired Product three (3) months beyond its “Sell By” date);
          (d) All discounts, rebates, or other payments required by Law to be made under U.S. Medicaid, Medicare or any other governmental special medical assistance program; and
          (e) Appropriate deductions for bad debts and uncollectible accounts for the applicable accounting Period.
     1.24 “Party” shall mean Mylan or DPSI and “Parties” shall mean Mylan and DPSI.
     1.25 “Period” shall mean a calendar year beginning on the Commencement of Commercial Sales and ending on December 31st and each calendar year thereafter during the Term of this Agreement (as defined below).
     1.26 “Product” shall mean Benzoyl Peroxide / Clindamycin topical gel, equivalent to Benzaclin® topical gel (clindamycin [1%] as clindamycin phosphate, benzoyl peroxide [5%]) packaged in 50 gram jars.

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     1.27 “Quarter Date” shall mean any one of 30 September, 31 December, 31 March or 30 June.
     1.28 “Quarter” means each period of three (3) consecutive months during the term of this Agreement ending on a Quarter Date provided that:
          (a) The period from the Commencement of Commercial Sales until the first Quarter Date thereafter is deemed to be a Quarter; and
          (b) The period from the last Quarter Date prior to termination, through the termination date, of this Agreement is deemed to be a Quarter.
     1.29 “Territory” shall mean the United States of America and its territorial possessions and protectorates, including the District of Columbia, Puerto Rico, the U.S. Virgin Islands, the Marshall Islands and Guam.
     1.30 “Term of this Agreement” shall have the meaning ascribed to it in Section 12.1.
     1.31 “Third Party” shall mean any entity or person other than Mylan or DPSI or their respective Affiliates.
ARTICLE 2 PRODUCT DEVELOPMENT
     2.1 ANDA. DPSI will prosecute the ANDA for the Product and take all actions necessary to obtain full and effective FDA approval as expeditiously as possible for the manufacture, distribution and sale of the Product in the Territory. If DPSI fails or is unable or unwilling to take any action necessary in relation to the preparation, filing, prosecution or maintenance of the ANDA for the Product, then Mylan, either itself or through agents or designees, shall be authorized to take all necessary and reasonable steps in connection with such filings at DPSI’s expense, such expense to be authorized in advance by DPSI, including without limitation, to file or have filed supplements or amendments to the ANDA and to respond to and correspond with the FDA as necessary in connection therewith, and DPSI shall execute such powers of attorney, consents, assignments or other instruments as may be required for Mylan to perform such activities.
     2.2 Joint Development Committee. Mylan and DPSI shall establish a Joint Development Committee (“JDC”) which shall monitor the progress of the ANDA toward final approval and the other Product development and regulatory activities DPSI is to perform under this Agreement, and to act in an advisory capacity to the Parties in relation to such matters. The JDC shall establish a timetable for completion of the Product development and regulatory activities contemplated hereunder and also recommend what further development and regulatory activities are required in order to attain full and effective final approval from FDA for the Product in the Territory. The JDC shall be comprised of three (3) representatives appointed by DPSI and three (3) representatives appointed by Mylan. Meetings of the JDC may be convened upon reasonable notice to both Parties and may be conducted either in person or telephonically or by videoconference. In accordance with Section 8.2, the JDC shall meet quarterly to discuss

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and agree on Product pricing strategy. The meetings and recommendations of the JDC shall be recorded and reflected in minutes of the JDC’s meetings which shall be reviewed and formally approved by the JDC.
ARTICLE 3 PAYMENTS AND COSTS
     3.1 Initial Payment. In consideration of the appointment of Mylan as DPSI’s exclusive distributor of the Product in the Territory, Mylan will pay to DPSI a one-time, nonrefundable payment of [**] U.S. DOLLARS (U.S. $[**]) as follows (singularly and collectively “Initial Payment”):
          (a) [**] U.S. DOLLARS ($[**] USD) upon both Parties signing this Agreement; and
          (b) [**] U.S. DOLLARS ($[**] USD) within forty five (45) calendar days after: [**].
          3.1.1 If the payment of the Initial Payment is not received by DPSI in terms of Section 3.1 (a) and (b), this Agreement shall automatically terminate without further notice from DPSI.
          3.1.2 Mylan agrees that upon payment to DPSI, the Initial Payment paid in accordance Section 3.1 (a) and (b) above is not refundable (either in whole or in part) and is not creditable (either in whole or in part) against any other payments made or to be made by Mylan to DPSI under this Agreement.
     3.2 Development Costs. [**] will bear and pay the costs and expenses of all Product development work conducted pursuant to this Agreement to facilitate regulatory approval for the Product. [**] will bear and pay the costs and expenses of all costs associated with commercial distribution of the Product.
     3.3 Legal Expenses. If Mylan or DPSI or either of them is sued for patent infringement in connection with the filing of the ANDA for the Product, or in connection with the manufacture, use, distribution or sale of the Product in the Territory during the Term of this Agreement, then Mylan shall have the right at its option to control the defense of such litigation, and to select and direct counsel. Mylan will consult with DPSI in regards to the defense of all such matters. [**] will [**] all Legal Expenses incurred during the Term of this Agreement relating to Third Party claims alleging patent infringement or other infringement of Third Party intellectual property rights [**], regardless of which Party actually pays or incurs such Legal Expenses. DPSI will reasonably cooperate in the defense of any litigation relating to the Product, including without limitation making its employees available for interviews, meetings, discovery proceedings and trial, answering discovery requests and producing documents and things as may be necessary. Neither DPSI nor Mylan will enter into any settlement of any litigation or other dispute or claim, or any agreement with any Third Party, the effect of which could be to delay the market launch date of the Product or otherwise impair or diminish the economic value of the Product opportunity without prior notice and consultation with the other

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Party and without the other Party’s express written consent, not to be unreasonably withheld. For avoidance of doubt, the provisions in this Section relating to the sharing of Legal Expenses shall relate solely to Third Party claims alleging infringement of any Third Party’s intellectual property rights.
ARTICLE 4 EXCLUSIVITY
     4.1 Exclusive Development. During the Term of this Agreement, DPSI will develop the Product for Mylan, and [**] shall supply the Product to Mylan as set forth in Section 5.1 (unless Mylan manufactures the Product as set forth in Section 5.2), for sale in the Territory, on an exclusive basis. DPSI will not prepare or file any application seeking approval to commercialize the Product in the Territory other than for Mylan in accordance with this Agreement.
     4.2 Semi-Exclusive Distribution. Mylan’s commercial distribution rights with respect to the Product within the Territory shall be exclusive. Notwithstanding the foregoing, DPSI and/or any of its Affiliates may, in DPSI’ s discretion, itself and not through any Third Party, commercialize a DPSI-branded version of the Product under a DPSI trade name and trade dress and NDC number, subject to DPSI’s payment to Mylan of [**] of gross margin received by DPSI as would have been generated by Mylan under agreed terms of sale of the Product and as derived from all Product sale by DPSI of the DPSI-branded version of the Product in the Territory under this Agreement.
     4.3 No Sales Outside the Territory. During the Term of this Agreement, Mylan shall not promote or distribute the Product outside the Territory, nor shall Mylan sell such Product to any purchaser that Mylan knows, or reasonably ought to know, intends to resell or redistribute the Product outside the Territory. For avoidance of doubt, nothing in this Agreement shall preclude or limit Mylan or its Affiliates from marketing, promoting, manufacturing, purchasing, distributing, or selling Third Party drug products that contain the same active ingredients as the Product outside the Territory; provided, Mylan notifies DPSI of its intention to do so thirty (30) days prior commencement of such Third Party drug sales outside the Territory.
     4.4 [**]
ARTICLE 5 SUPPLY AGREEMENT AND MANUFACTURING RIGHTS
     5.1 Supply Agreement with [**]. Mylan, DPSI and [**] shall enter into a mutually satisfactory agreement pursuant to which Mylan is assured supply of the Product throughout the Term of this Agreement.
     5.2 Mylan Manufacturing Rights. Mylan and its Affiliates shall have the right to manufacture the Product either in or outside the Territory and DPSI shall provide all necessary consents, assignments and reasonable regulatory and technical assistance as may be reasonably necessary in order to effectuate the change in the site of manufacture of the Product.

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ARTICLE 6 REGULATORY RESPONSIBILITIES
     6.1 ANDA Holder’s Responsibilities. As the holder of the ANDAs, DPSI will have sole authority to deal with regulatory matters relating to the Product except as otherwise specifically stated in this Agreement. During the Term of this Agreement, DPSI shall pay all associated fees and maintain all ANDAs for the Product in accordance with applicable Law and requirements of the FDA, including the filing of all annual and other reports or filings required by the FDA, and all other regulatory and governmental permits, licenses and approvals for the Product that are necessary for DPSI to manufacture, package, test, label, handle and ship the Product to Mylan and its Affiliates in accordance with the terms of this Agreement and applicable Law.
     6.2 NDC Codes. Mylan shall obtain its own labeler code, drug listing and NDC for use in connection with the sale of Product pursuant to the terms and conditions of this Agreement, and will promptly provide such information to DPSI as needed for inclusion on the label of Product supplied to Mylan pursuant to this Agreement.
     6.3 Adverse Drug Experiences. Mylan will submit to DPSI all reports of Adverse Drug Experiences reported to Mylan, together with all relevant information possessed by Mylan, in a format to facilitate direct submission to the FDA and in accordance with applicable CFR that are from time to time in effect so as to allow DPSI to meet all periodic and annual safety and regulatory obligations to the FDA. Mylan shall also promptly submit to DPSI all Product complaints for investigation and feedback to DPSI. Each Party shall cooperate with the other and provide information in its possession to the extent necessary for the other Party to comply with all legal requirements relating to the manufacture or marketing of the Product in the Territory. The Parties will use Commercially Reasonable Efforts to agree upon a customary pharmacovigilance protocol as promptly as practicable after the Effective Date to provide for the necessary exchange of adverse event and related information. DPSI and Mylan will cooperate in good faith in establishing a mechanism, for timely customer responses to inquiries of a medical or technical nature with respect to the Product.
     6.4 Recalls. Mylan and DPSI will immediately inform the other in writing if it believes one or more lots of any Product may be subject to recall from distribution, and will confer on the reasons for such belief. To the extent permitted by Law and public safety, the Parties will confer before initiating any Product recall. If the Parties do not reach agreement on the need for Product recall, either Party may initiate a Product recall. The Party initiating the recall shall initially bear the cost thereof and shall carry out the recall in accordance with best industry practices. In the event it is determined that a recall resulted from a breach by any Party of any of its representations or warranties under this Agreement, such Party shall be responsible for the costs of the recall. The cost of any unnecessary or groundless recall shall be borne by the Party initiating or requesting such recall. Except as otherwise provided above, the cost of any Product recall based on, resulting from, or arising in connection with any labeling issue, a failure to warn issue or a defect design issue shall be borne by DPSI.

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     6.5 Retention of Samples. DPSI shall keep such samples and records in respect of the Product as are required by applicable Law for such period of time as may be required by Law.
     6.6 FDA Correspondence. Each of Mylan and DPSI shall promptly inform the other of any correspondence from the FDA regarding the Product that would materially affect its ability to meet its obligations under this Agreement. Each of Mylan and DPSI shall notify the other promptly of any materially adverse inspections by the FDA or other regulatory authorities which pertain to the Product or to the facilities of such Party or its Affiliate where the Product is being manufactured or stored, or any occurrences or information that arise out of DPSI’s or Mylan’s manufacturing activities that could have reasonably been expected to have adverse regulatory compliance or reporting consequences concerning any Product or which might otherwise be reasonably expected to adversely affect the supply by DPSI of the Product to Mylan. Mylan agrees that DPSI shall be solely responsible for responding to any correspondence from the FDA relating to the Product and shall be the sole point of contact with the FDA regarding the Product. DPSI will give Mylan thirty (30) days (or such other amount of time as may be imposed on DPSI) to review and comment on any proposed communications with the Office of Generic Drugs of the FDA that in DPSI’s opinion materially affect (excluding periodic and routine reports) the Product and shall take Mylan’s comments which are received within the required time, if any, into account in communicating with FDA.
     6.7 Quality and PV Agreement. Within ninety (90) days following mutual signature of this Agreement, the Parties shall enter into a Quality and Pharmacovigilance Agreement (which may be two separate contracts) in form and content reasonably acceptable to the Parties and containing protocols and specific responsibilities for handling Product quality complaints, Adverse Drug Experience reports, and professional medical service inquiries in accordance with Mylan’s and/or DPSI’s standard operating procedures and in conformity with FDA requirements and applicable Law. Mylan will bear the responsibility of the Pharmacovigilance Agreement at its cost and make the information available to DPSI to meet the regulatory requirements.
ARTICLE 7 PROFIT SHARING
     7.1 Profit Sharing.
          7.1.1 Mylan shall pay DPSI [**] percent ([**]%) of Mylan’s Net Profits derived from sales of Product in the Territory.
          7.1.2 For the first fiscal year Quarter in which the Commencement of Commercial Sale of the Product occurs, and for in that Quarter only, the profit share will be paid by Mylan on a Quarterly basis. Subsequent to such Quarter, the profit sharing payments will be calculated and paid to DPSI on a monthly basis. A monthly report of gross sales will be provided within ten (10) days of the end of each month. A monthly report of Net Sales, Net Profit and DPSI’s profit share will be generated within forty five (45) days of the end of each month, together with a report detailing the calculations.

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          7.1.3 All payments will be made within forty five (45) days of the end of each month (except for the first payment which will be due forty five (45) days after the first Quarter).
          7.1.4 If Net Sales of the Product in the Territory generate in excess of [**] US Dollars ($[**] USD) in Net Profit in a Period, then DPSI will be paid an additional [**] percent ([**]%) share (for a total of [**] percent ([**]%)) of the incremental Net Profit above [**] US dollars ($[**] USD). For any Period which is less than twelve (12) months, Net Sales and Net Profit shall be prorated accordingly.
          7.1.5 If Net Sales of the Product in the Territory generate in excess of [**] US Dollars ($[**] USD) in Net Profit in a Period, DPSI will be paid an additional [**] percent ([**]%) share (for a total of [**] percent ([**]%)) of the incremental Net Profit above [**] US dollars ($[**] USD). For any Period which is less than twelve (12) months, Net Sales and Net Profit shall be prorated accordingly.
     7.2 Recordkeeping. During the Term of this Agreement and for one (1) year thereafter, or for such longer period as may be required by Law, both DPSI and Mylan shall prepare and retain accurate books and records as are needed to determine Cost of Goods, Net Sales and Net Profit. Such records shall be made available for reasonable review, audit and inspection upon reasonable notice and with reasonable frequency, upon the other Party’s request for the purpose of verifying the other Party’s calculations, payments made and due, and the basis for such calculations or payments. Audits and inspections may be conducted by a Party’s own personnel and/or retained consultant(s) who agree to be bound by a reasonable confidentiality agreement.
ARTICLE 8 PRODUCT DISTRIBUTION
     8.1 Promotion of the Product. During the Term of this Agreement, Mylan shall use Commercially Reasonable Efforts to promote the Product in the Territory; provided, however, that Mylan shall not be deemed to have failed to abide by or have failed to perform in accordance with the foregoing standard if Mylan is prevented from performing or is hindered in its performance by any act or omission of DPSI or by Force Majeure.
     8.2 Launch Decisions, Timing and Pricing of Product. Prior to the Commencement of Commercial Sale of the Product in the Territory by Mylan, and to the extent permitted by Law, Mylan and DPSI shall discuss in good faith and endeavor to agree upon specific launch and pricing plans for the Product, including the following: Product launch price; Product pricing and plans that will be effective upon entry of the first generic competitor to the Product and subsequent generic competitors; annual Product price strategy/actions; and inclusion of the Product in other Mylan group product pricing arrangements. If the Parties should after good faith negotiations have failed to agree on any the foregoing matters, such matters shall be referred to the President of Mylan and the Chief Executive Officer of DPSI for a final decision.

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ARTICLE 9 OWNERSHIP OF APPLICATIONS AND INTELLECTUAL PROPERTY
     9.1 Ownership of ANDA. DPSI shall own and maintain at its own cost all ANDAs and associated regulatory filings made for the Product.
     9.2 Ownership of Inventions and Know-How. DPSI shall own all inventions and know-how made by DPSI in connection with the development of the Product under this Agreement, and shall have the sole right to apply for and prosecute in its own name applications for any appropriate patents, registrations, or other intellectual property protection for any and all such inventions. Mylan shall own all inventions and know-how made by Mylan or its Affiliates in connection with the Product, and shall have the sole right to apply for and prosecute in its own name applications for any appropriate patents, registrations, or other intellectual property protection for any and all such inventions. During the term of this Agreement, both Parties grant to one another a fully paid-up royalty-free, non-revocable, world-wide license to the intellectual property owned by each Party to the extent necessary to perform each Party’s duties and to exercise each Party’s rights under this Agreement.
ARTICLE 10 INSURANCE AND INDEMNIFICATION
     10.1 Product Liability Insurance. Each Party shall, during the Term of this Agreement and for two (2) years after termination or expiration of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company (provided however that Mylan may be self insured for such amounts through one or more Affiliates), comprehensive general liability insurance and product liability insurance providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Product or its use, design, labeling or manufacture, or any material incorporated in the Product. The amount of coverage shall be a minimum of ten million US dollars ($10,000,000 USD) combined single limit coverage for each occurrence for bodily injury and/or for property damage. Each Party agrees, upon request, to name the other Party as an additional insured on such policy and to furnish the other Party with a certificate of insurance evidencing such insurance coverage, and the insured Party shall not at any time act pursuant to this Agreement unless such insurance is in effect.
     10.2 Indemnity by DPSI. DPSI agrees to indemnify, defend and hold harmless Mylan and its Affiliates and their respective directors, officers, employees, consultants, representatives and agents from and against any and all Losses relating to (i) any material breach by DPSI of its representations, covenants or warranties in this Agreement, and (ii) any negligence or willful misconduct of DPSI or its Affiliates and their respective directors, officers, employees, consultants, representatives and agents, in the exercise of any of DPSI’s rights or the performance of any of DPSI’s obligations under this Agreement.
     10.3 Indemnity by Mylan. Mylan agrees to indemnify, defend and hold harmless DPSI and its Affiliates and their respective directors, officers, employees, consultants, representatives and agents from and against any and all Losses relating to (i) any material breach by Mylan of its representations, covenants or warranties in this Agreement, and (ii) any negligence or willful misconduct of Mylan or its Affiliates and their respective directors,

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officers, employees, consultants, representatives and agents, in the exercise of any of Mylan’s rights or the performance of any of Mylan’s obligations under this Agreement.
     10.4 Procedure. A Party seeking indemnification under this Agreement (“Indemnified Party”) shall promptly notify, in writing, the other Party (“Indemnifying Party”) of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional Losses as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party. An Indemnifying Party’s right to control, select counsel for, settle, defend, try or otherwise dispose of or handle a claim, demand, lawsuit or other proceeding, does not give the Indemnifying Party the right: (i) to admit wrongdoing of any kind by or on behalf of the Indemnified Party; (ii) to falsely disparage the reputation of the Indemnified Party; (iii) to cause the Indemnified Party to be debarred; or (iv) to agree by or on behalf of the Indemnified Party to the imposition upon it of any monetary or other liability or obligation which cannot and/or will not be fully assumed and performed by the Indemnifying Party.
     10.5 Indemnification Obligations Survive Termination. The Parties’ indemnification obligations under this Agreement shall survive termination or expiration of this Agreement.
ARTICLE 11 REPRESENTATIONS AND WARRANTIES
     11.1 Mylan warrants and represents the following:
          11.1.1 Mylan is a corporation duly organized, validly existing and in good standing under the laws of the state of West Virginia.
          11.1.2 Mylan has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind Mylan to the terms set forth herein.

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          11.1.3 Mylan’s execution of this Agreement and performance of the terms set forth herein will not cause Mylan to be in conflict with or constitute a breach of any agreement or understanding with any Third Party.
          11.1.4 To Mylan’s knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the matters set forth herein.
          11.1.5 Mylan’s execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.
          11.1.6 Mylan is not debarred and Mylan has not and will not knowingly use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992.
          11.1.7 Mylan has and will maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for Mylan to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to Mylan.
          11.1.8 [**]
          11.1.9 If at any time any of these representations and warranties is no longer accurate, Mylan shall immediately notify DPSI of such fact.
     11.2 DPSI warrants and represents the following:
          11.2.1 DPSI is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
          11.2.2 DPSI has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind DPSI to the terms set forth herein.
          11.2.3 DPSI’s execution of this Agreement and performance of the teens set forth herein will not cause DPSI to be in conflict with or constitute a breach of any agreement or understanding with any Third Party.
          11.2.4 To DPSI’s knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the Product or any other matters set forth herein.
          11.2.5 To DPSI’s knowledge and belief, the manufacture, use or sale of the Product in the Territory does not and will not infringe upon the Dermik Patents.

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          11.2.6 [**]
          11.2.7 DPSI’s execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.
          11.2.8 DPSI is not debarred and DPSI has not and will not knowingly use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992.
          11.2.9 DP SI has and will maintain throughout the term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for DPSI to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to DPSI.
          11.2.10 DPSI has not granted, and will not grant during the Term of this Agreement, any other distribution rights to any Third Party or to any Affiliate of DPSI in the Territory regarding the Product.
     11.3 Limitation of Representations and Warranties. Neither party shall be deemed to make any representations or warranties, whether express or implied, except as specifically set forth herein. All other warranties express or implied, including with regard to the Product to be supplied by DPSI hereunder, and the implied warranties of merchantability and fitness for a particular purpose are hereby disclaimed by each party.
ARTICLE 12 TERM AND TERMINATION
     12.1 Term. The Term of this Agreement shall commence on the date this Agreement is signed by both Parties and shall continue until the tenth (10th) anniversary of the Commencement of Commercial Sales of such Product in the Territory, unless earlier terminated in accordance with the provisions of this Agreement (“Term of this Agreement”). The Term of this Agreement shall be extended for a period equal to the period of judicial restraint if Product sales are enjoined and the Product cannot lawfully be sold in the United States, notwithstanding the Parties’ expectation that the Product does not infringe any Third Party intellectual property.
     12.2 Termination.
          12.2.1 This Agreement may be terminated by mutual agreement of the Parties, or by either Party upon sixty (60) days’ prior written notice to the other Party if such other Party breaches any material provision of this Agreement and fails to cure that breach within such sixty (60) day period. Any notice of material breach under this Section shall specify the default complained of, setting forth the underlying reasons for its belief a default has occurred and the remedy sought. The Party allegedly in default may cure the asserted breach or pursue the dispute resolution and arbitration process specified in Section 13.8 within the notice period. If arbitration is demanded the Agreement shall continue in full force and effect as if the alleged breach had not occurred, pending the outcome of such arbitration.

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          12.2.2 Either party may terminate this Agreement on immediate notice if at any time the other Party: (a) voluntarily files in any court pursuant to any statute of any governmental authority a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of such party or of its assets; (b) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) shall be a party to any dissolution or liquidation; or (d) makes a general assignment for the benefit of creditors.
          12.2.3 This Agreement may be terminated on immediate notice if the manufacture, distribution or sale of the Product in the Territory would materially contravene any applicable Law; provided, however, no termination shall occur if the manufacture, distribution or sale of the Product can be brought into compliance with such Law within a reasonable period of time and at a reasonable expense to the parties hereto following the notice of non-compliance or violation.
          12.2.4 Termination of this Agreement for any reason shall be without prejudice to: (a) DPSI’ s right to receive all payments due from Mylan, if any, as of the effective date of such termination; (b) Mylan’s right to receive all payments due from DPSI, if any, as of the effective date of such termination; (c) Mylan’s right to sell such Product remaining in its inventory, and at Mylan’s option, Mylan may elect to take delivery of and sell the Product covered by any purchase order issued by Mylan prior to the effective date of termination; and (d) any other legal, equitable, or administrative remedies as to which either Party is or may become entitled.
ARTICLE 13 MISCELLANEOUS PROVISIONS
     13.1 Governing Law. This Agreement shall by governed by the laws of the state of New York.
     13.2 Confidentiality. The existence of this Agreement and its terms, and all communications between the Parties and their representatives relating to the subject matters of this Agreement shall be considered Confidential Information under the Confidentiality Agreement between Mylan and DPSI dated November 8, 2006 and as amended October 30, 2007, and shall not be disclosed by either Party except as authorized by such Confidentiality Agreement (as amended) or as required by law. Notwithstanding anything in this Section 13.2 or the Confidentiality Agreement to the contrary, DPSI may disclose this Agreement and its terms to (i) any potential acquiror of all of the equity of DPSI, (ii) any potential purchaser of all or substantially all of the assets of DPSI or (iii) any underwriter for the public offering of the equity securities of DPSI, in each case subject to the prior execution by such potential acquiror, purchaser or underwriter of a confidentiality agreement that is no less restrictive in terms and scope than the provisions of the Confidentiality Agreement with respect to the Confidential Information. All confidential communications between the Parties pertaining to legal matters shall be conducted subject to a common interest privilege agreement between the Parties.

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     13.3 Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law in order to carry out its duties and obligations hereunder.
     13.4 Independent Contractors. This Agreement shall not constitute or give rise to any employer-employee, agency, partnership, or joint venture relationship among or between the Parties, and each Party’s performance hereunder is that of a separate, independent entity in pursuit of a common purpose.
     13.5 No Modification. None of the terms of this Agreement shall be amended or modified except in writing signed by all the Parties.
     13.6 Successors and Assigns. Any change of control of Mylan, whether by the sale of substantially all of Mylan assets or a majority of Mylan’s shares, to a Third Party shall give rise to the right of DPSI to terminate this Agreement with immediate effect and reclaim all rights regarding the Product in the Territory. DPSI shall have thirty (30) days from the date of receipt of notice from Mylan that a change of control of Mylan has occurred to exercise this right. Except for an assignment to an Affiliate of a Party, neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent may be withheld on the grounds of reasonable and articulated commercial considerations. Subject to the foregoing, each Party shall be entitled to assign all or any of its rights or obligations under this Agreement to an Affiliate.
     13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof and supersedes all previous term sheets, correspondence and any and all other writings and understandings except for the Confidentiality Agreement, as amended, as referred to in Section 13.2 which shall remain in full force and effect.
     13.8 Dispute Resolution / Arbitration. All disputes between the Parties relating to or arising out of this Agreement, including but not limited to disputes, claims, defenses involving or requiring the interpretation, validity, enforceability, alleged breach or performance of this Agreement, shall be subject to the following dispute resolution procedure.
     First, the dispute shall be presented to the President of Mylan and the Chief Executive Officer of DPSI. If the President and CEO are unable to resolve the dispute in a mutually satisfactory manner then the matter shall be submitted to a non-binding mediation before a mediator chosen by, and acceptable to, both Parties.
     If the Parties cannot resolve their dispute through non-binding mediation, then the matter shall be finally resolved by arbitration under the rules of the American Arbitration Association regarding commercial disputes. The arbitration proceedings shall be conducted in New York City, New York, or in such other location as the Parties may mutually agree. The Parties will each bear their own costs and expenses, including legal fees, incurred in connection with such arbitration proceedings.

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     Nothing in this Section 13.8 restricts either Party’s freedom to seek urgent relief from a court to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek emergency legal or equitable remedies necessary to preserve or restore the status quo pending the outcome of arbitration, and no such court action shall be deemed a waiver of the requirement to arbitrate disputes pursuant to this Section.
     13.9 Limitation of Liability. In no event shall either Party or their respective Affiliates be liable to the other Party or its Affiliates for special, punitive, indirect, incidental, exemplary or consequential loss or damage, or for lost profits, based on a contract, tort, or any other legal theory, arising out any breach of this Agreement or otherwise relating to the subject matter of this Agreement, except as may be specifically and expressly stated in this Agreement.
     13.10 Severability. To the extent any provision or term of this Agreement is or becomes unenforceable or invalid by operation of Law, such unenforceability or invalidity shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith a substitute provision that to the extent possible accomplishes the original business purpose of the provision held to be unenforceable or invalid.
     13.11 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning. The Parties acknowledge that each Party and its legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The Article and Section headings and captions are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.
     13.12 No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective Affiliates and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     13.13 Further Acts. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.
     13.14 Press Releases. All press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be prepared and issued only with the prior mutual consent of Mylan and DPSI, except that Mylan may disclose freely that DPSI is the inventor of the Product, and otherwise except as disclosure may be required by Law.
     13.15 Costs. Each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, except as otherwise provided herein.
     13.16 Notices. Any notices given under this Agreement shall be in writing, sent by overnight delivery by a reputable service (e.g. FedEx) with an additional copy by fax or e-mail,

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and shall be deemed effective on the date of mailing. Unless otherwise changed by notice in writing, notices may be served at the following addresses:

If to Mylan:	If to DPSI:

Mylan Pharmaceuticals Inc.	Dow Pharmaceutical Sciences, Inc.
781 Chestnut Ridge Road	1330 Redwood Way
Morgantown, WV 26505	Petaluma, CA 94954-1169
Attn: President	Attn: President and CEO

With a copy to:

Mylan Inc.
1500 Corporate Drive, Suite 400
Canonsburg, PA 15317
Attn: General Counsel
     13.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which is to be considered an original and taken together as one and the same document. Faxed or electronic images of signatures shall be effective as an original.

EXECUTED AND AGREED:

DOW PHARMACEUTICAL SCIENCES, INC.			MYLAN PHARMACEUTICALS INC.

By:	/s/ Bhaskar Chaudhuri		By:	/s/ Harry A. Korman

	Printed Name:	Bhaskar Chaudhuri		Printed Name:	Harry A. Korman
	Title:	President and CEO		Title:	President North America
	Date:	3-14-2008		Date:	3-12-2008

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